                                                                  Exhibit (a)(5)
                                 [CLARUS LOGO]

August ____, 2001


Dear Employee Option Holder:

     On behalf of Clarus Corporation (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options granted under the Amended and Restated Stock Incentive Plan of Clarus Corporation, the Stock Incentive Plan of Software Architects International, Limited and the SQL 1992 Stock Option Plan (the "Plans") granted on or after November 1, 1999 (the "Options") for new options the Company will grant under the Plans (the "New Options"). All capitalized terms used in this letter which are not defined herein have the meanings given to those terms in the letter of transmittal (the "Letter of Transmittal") accompanying the Company's offer to exchange dated July 9, 2001 (the "Offer of Exchange").

     The Offer expired at 12:00 midnight, Eastern Pacific time, on August ___, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange Options tendered to it for a total of __________ shares of Common Stock and cancelled all such Options. The Company has accepted for exchange and cancelled the number of Options tendered by you equal to the number of Option Shares set forth on Attachment A to this letter.

     In accordance with the terms and subject to the conditions of the Offer, you will have the right to receive a New Option under the applicable Plan for the number of shares of Common Stock which is equal to the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events. Also in accordance with the terms of the Offer, the terms and conditions of the New Option will be substantially the same as the terms and conditions of the Options you tendered for exchange, except as specified in the Offer, and will include the following terms:

     . The per share exercise price under the New Option will equal the fair market value of the Common Stock on the date the Company grants the New Option, as determined by the last reported sale price of the Common Stock on the Nasdaq National Market on the date the Company grants the New Option; and

     . The vesting schedule of the New Option will vest in thirty-six equal monthly installments over the next three years.

     In accordance with the terms of the Offer, the Company will grant you the New Option on February ___, 2002. At that time, as described in the Offer to Exchange, you will receive a New Option Agreement executed by the Company.

     In accordance with the terms of the Offer, and as provided in the Plans, you must be an employee of the Company or one of its subsidiaries from the date you tendered options through the New Option grant date in order to receive your New Option. If you do not remain an employee, you will not receive a New Option or any other consideration for the Options tendered by you and cancelled by the Company.

     If you have any questions about your rights in connection with the grant of a New Option, please contact Pam Ellis, at telephone: (770) 291-3900, facsimile:
(770) 291-3955 or e-mail:  ellisp@claruscorp.com.

                         Sincerely,

                              /s/ Stephen P. Jeffery
                         ---------------------------------
                              Stephen P. Jeffery
                              Chief Executive Officer
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                                  ATTACHMENT A

                            [Name of Option Holder]


                          Number of Option
                           Shares Subject          Exercise Price
   Total Number of          to Tendered             of Tendered
    Option Shares         Option Accepted         Option Accepted        Date of Acceptance
 Subject to Option          for Exchange            for Exchange             of Tender
---------------------  ----------------------  ----------------------  ----------------------
___________                 ___________             ___________             ___________
___________                 ___________             ___________             ___________
___________                 ___________             ___________             ___________
___________                 ___________             ___________             ___________


Number of Option Shares Subject to New Options to be Granted to you on February ___, 2002: ____________________________